Exhibit 10.36

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”), entered into on November 7, 2018, is made by and between Jude Bricker (the “Executive”) and SCA Acquisition Holdings, LLC, a Delaware limited liability company (together with any of its subsidiaries and Affiliates (as defined below) as may employ the Executive from time to time, and any and all successors thereto, the “Company”).

RECITALS

A. The Company and the Executive are parties to that certain Employment Agreement, dated December 13, 2017 (the “Original Employment Agreement”), which was subsequently amended and restated (the “A&R Employment Agreement”) and the parties desire to amend and restate the A&R Employment Agreement in its entirety as set forth herein

B. The Company and Executive desire to enter into this Agreement to assure the Company of the exclusive services of the Executive and to set forth the rights and duties of the parties hereto.

C. This Agreement shall supersede any prior agreements or understandings, whether formal or informal, between Executive and the Company or any of its Affiliates, including, without limitation, the Employment Agreement, dated July 3, 2017, by and between the Executive and MN Airlines, LLC (the “Prior Employment Agreement”), the Original Employment Agreement and the A&R Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “A&R Employment Agreement” shall have the meaning set forth in the recitals hereto.

(b) “Action” shall have the meaning set forth in Section 9.

(c) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(d) “Agreement” shall have the meaning set forth in the preamble hereto.

(e) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(f) “ Annual Bonus” shall have the meaning set forth in Section 3(b).

(g) “Apollo” means, collectively, the investment funds managed, sponsored or advised by Apollo Management VIII, L.P. A reference to a member of Apollo is a reference to any such investment fund.

(h) “Board” shall mean the Board of Directors of the Company.

(i) The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon (i) the Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, any (x) felony, (y) misdemeanor involving moral turpitude, or (z) other crime involving either fraud or a breach of the Executive’s duty of loyalty with respect to the Company or any Affiliates thereof, or any of its customers or suppliers, (ii) the Executive’s failure to perform duties as reasonably directed by the Board (other than as a consequence of Disability) after written notice thereof and failure to cure within ten (10) business days of receipt of the written notice, (iii) the Executive’s fraud, misappropriation, embezzlement (whether or not in connection with employment), or material misuse of funds or property belonging to the Company or any of its Affiliates, (iv) the Executive’s willful violation of the policies of the Company or any of its subsidiaries, or gross negligence in connection with the performance of his duties, after written notice thereof and failure to cure within ten (10) business days of receipt of written notice, (v) the Executive’s use of alcohol that interferes with the performance of the Executive’s duties or use of illegal drugs, if either (A) the Executive fails to obtain treatment within ten (10) business days after receipt of written notice thereof or (B) the Executive obtains treatment and, following Executive’s return to work, the Executive’s use of alcohol again interferes with the performance of the Executive’s duties or the Executive again uses illegal drugs (and, for the avoidance of doubt, the Company may place the Executive on unpaid leave during any such treatment, without such occurrence constituting Good Reason), (vi) the Executive’s material breach of this Agreement, and failure to cure such breach within ten (10) business days after receipt of written notice, or (vii) the Executive’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within ten (10) days after the Executive becomes aware of such breaches, to the extent curable) or the non-competition and non-solicitation provisions to which the Executive is subject (including, without limitation, under Sections 6 and 7 of this Agreement). If, within thirty (30) days subsequent to the Executive’s termination of employment for any reason other than by the Company for Cause, the Company discovers facts such that the Executive’s termination of employment could have been for Cause, the Executive’s termination of employment will be deemed to have been for Cause for all purposes, and the Executive will be required to disgorge to the Company all amounts received under this Agreement, all equity awards or otherwise that would not have been payable to the Executive had such termination of employment been by the Company for Cause.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(vi); the date specified or otherwise effective pursuant to Section 4(a)(vi), or (iii) if the Executive’s employment is terminated upon expiration of the Term due to either party’s non-renewal in accordance with Section 2(b), the last day of the then-current Term.

(1) “Disability” shall mean the Executive’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his inability to perform the essential functions of his position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and such incapacity is expected to continue, as determined by an independent medical examination and evaluated in accordance with the standard used under the Company’s long-term disability insurance policy.

(m) “Executive” shall have the meaning set forth in the preamble hereto.

(n) The Executive shall have “Good Reason” to resign from his employment pursuant to Section 4(a)(v) in the event that any of the following actions are taken by the Company or any of its subsidiaries without his express written consent: (i) a material reduction of Executive’s duties and responsibilities in his capacity as an employee of the Company, (ii) the relocation of the Executive’s principal office location by more than fifty (50) miles from the Minneapolis, Minnesota area (provided that the same materially increases Executive’s commute), (iii) any material breach by the Company of any material term or provision of this Agreement, or (iv) a material reduction in the Executive’s Annual Base Salary; provided, that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with written notice thereof no later than thirty (30) days following the initial occurrence of such event and the Company shall have failed to fully remedy such event within thirty (30) days of receipt of such notice, and Executive shall have terminated Executive’s employment with the Company within ten (10) days following the expiration of such remedial period.

(o) “Initial Term” shall have the meaning set forth in Section 2(b).

(p) “Inventions” shall have the meaning set forth in Section 7(c)(i).

(q) “MIPA” shall mean the Membership Interest Purchase Agreement, by and among Minnesota Aviation, LLC, the Company and the other parties thereto, dated as of December 13, 2017.

(r) “Notice of Termination” shall have the meaning set forth in Section 4(a)(vi).

(s) “Original Employment Agreement” shall have the meaning set forth in the recitals hereto.

(t) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

(u) “Prior Employment Agreement” shall have the meaning set forth in the recitals hereto.

(v) “Proprietary Rights” shall have the meaning set forth in Section 7(c)(i).

(w) “Term” shall have the meaning set forth in Section 2(b).

2. Employment.

(a) In General. The Company shall employ the Executive, and the Executive shall be employed by the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Closing Date (as defined in the MIPA) and ending on the fifth (5th) anniversary of such date, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one (1) year periods (together with the Initial Term, the “Term”), unless either party hereto gives notice of the non-extension of the Term to the other party no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c) Position and Duties.

(i) During the Term, the Executive shall serve as Chief Executive Officer of the Company, with responsibilities, duties, and authority customary for such position. The Executive shall also serve as an officer of Affiliates of the Company as requested by the Board. During each year of the Term, Executive will be nominated to serve as a member of the Board, subject to shareholder approval of such nomination. The Executive shall not be entitled to any additional compensation for his service as a member of the Board or other positions or titles he may hold with any Affiliate of the Company to the extent he is so appointed. The Executive shall report to the Board. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. The Executive shall devote his full business time, skill, attention, and best efforts to the performance of his duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable, and religious boards, (B) subject in each case to approval by the Board, serve on corporate boards, and (C) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not interfere with the performance of the Executive’s duties and responsibilities hereunder, are not in conflict with the business interests of the Company or its Affiliates, and do not compete with the business of the Company or its Affiliates. During the Term, the Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to the Executive or of which the Executive becomes aware which relate to the business of the Company and its Affiliates at any time during the Term, and unless approved by the Board, the Executive shall not accept or pursue, directly or indirectly, any such corporate opportunities on the Executive’s own behalf.

(ii) The Executive’s employment shall be principally based at the Company’s headquarters in the Minneapolis, Minnesota area. The Executive shall perform his duties and responsibilities to the Company at such principal place of employment and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.

3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of two hundred thousand dollars ($200,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”).

(b) Annual Bonus. With respect to each calendar year that ends during the Term, (i) only if the Loan (as defined below) is outstanding during such applicable calendar year, the Executive shall receive a non-discretionary annual cash bonus of sixty thousand dollars ($60,000) (the “Non-Discretionary Annual Bonus”), and (ii) the Executive shall be eligible to receive a discretionary annual cash bonus with a target amount equal to two-hundred percent (200%) of the Annual Base Salary (the “Discretionary Annual Bonus,” and, together with the Non-Discretionary Annual Bonus, the “Annual Bonus”). The Executive’s actual Discretionary Annual Bonus for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board and communicated to the Executive at the beginning of such year. Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-l(b)(4) of the Department of Treasury Regulations (or any successor thereto). Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company through the date of payment, except as otherwise provided in Section 5.

(c) Equity.

(i) As soon as reasonably practicable following the Closing Date, the Executive shall be granted an option to purchase shares of common stock of the Company equal to 3.0% of the fully diluted total outstanding shares of the Company, subject to the terms and conditions set forth in the Company’s equity incentive plan and a nonqualified stock option agreement thereunder.

(ii) As soon as reasonably practicable following the Closing Date, the Executive shall purchase $7,000,000 of shares of Company common stock at the same indicative price per share that is paid by Apollo (the “Purchased Interests”) (as an illustrative matter, the percentage of the Company’s equity account represented by the Purchased Interests is set forth on Exhibit A hereto, assuming current expectations), subject to the Executive becoming a party to the Company’s investor rights agreement. In connection with such purchase, the Company shall issue a loan to the Executive in exchange for a promissory note to be executed by the Executive on the following terms (the “Loan”):

(A) Original Principal Amount: $2,500,000.

(B) Interest Rate: 2.09% per annum; interest shall accrue quarterly in arrears and be payable quarterly in cash.

(C) Maturity: five years from issuance date, subject to acceleration as provided below.

(D) Collateral: the Loan shall be full recourse and shall be secured by the Purchased Interests and all other equity interests of the Company held by the Executive.

(E) Prepayment: prepayable without penalty at any time upon the election of the Executive. In addition, until repayment in full, any amounts received as cash dividends on the Purchased Interests, as adjusted for taxes, shall be used for prepayment of the Loan.

(F) Acceleration: the Loan shall be repayable in full upon the earliest of the following dates: (i) the date that is 10 business days following termination of Executive’s service to the Company or its Affiliates by the Company for Cause or due to Executive’s resignation without Good Reason, or (ii) the date of the consummation of a sale or change in control that results in a monetization event for the Purchased Interests. For the avoidance of doubt, the Loan shall not accelerate upon the Executive’s termination of service for any reason other than by the Company for Cause or due to Executive’s resignation without Good Reason.

(d) Executive Travel Benefits. The Executive is entitled to both positive-space and space-available travel benefits, in accordance with the Company’s rules and policies.

(i) Positive Space Travel. Positive space travel is permitted as follows: the Executive will receive an annual credit of $15,000 in the Executive’s Universal Air Travel Plan (“UATP”) account for personal travel on Company scheduled flights for the Executive and certain Qualifying Friends and Family (as defined below). Each flown segment is valued at $75, and deducted from the UATP account. The value of this benefit is reported as taxable income with taxes on such income paid for by the Company.

(ii) Qualifying Friends & Family. “Qualifying Friends and Family” are defined as follows:

(A) If the Executive travels on a flight itinerary, the Executive may bring up to eight friends or family members, on the same itinerary, on any scheduled Company flight (provided such persons are not prohibited by Company from traveling on Company flights).

(B) If the Eligible Executive is not listed on the flight itinerary, i) the Executive’s Circle Of Travelers (defined under the Company’s Employee Travel Policy) may use the Executive’s positive travel benefit for any scheduled Company flight and flown segments will be deducted from the UATP account; or ii) any friend or family member not otherwise prohibited by Company from traveling on Company’s flights, may travel to and/or from the Executive’s then-present location or homestead, to visit the Executive and/or Executive’s family.

(iii) Space Available Travel. The Executive and the Executive’s Circle Of Travelers may also travel on scheduled Company flights in accordance with the Company’s Employee Travel Policy, in which case, flown segments will not be deducted from the Executive’s UATP account.

(iv) Vesting. Upon the earlier of (x) five (5) years from April 11, 2018, or (y) a Change in Control (as defined in the Equity Plan), Executive’s travel benefits under this Section 3(d) shall vest for the Executive’s lifetime and therefore be useable by Executive for the remainder of Executive’s life. The terms related to the Company’s policies shall be defined as the terms were defined the day before the execution of any agreement or event that would trigger the vesting described here.

(e) Benefits. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs, and arrangements of the Company as may be in effect from time to time, in accordance with their terms.

(f) Vacation. During the Term, the Executive shall be entitled to vacation in accordance with the Company’s vacation policies, as then in effect. Any vacation shall be taken at a time that does not unreasonably interfere with the Executive’s work and the Company’s operations.

(g) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.

(h) Long Term Incentive Bonus. During the Term, the Executive shall be entitled to participate in the Company’s then-prevailing long-term incentive plan (“Long-Tenn Incentive”). The Executive’s actual Long-Term Incentive for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board and communicated to the Executive at the beginning of such year. Each such Long-Term Incentive shall be payable on such date as is determined by the Board, but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section l.409A-l(b)(4) of the Department of Treasury Regulations (or any successor thereto). Notwithstanding the foregoing, no Long-Term Incentive shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company through the date of payment, except as otherwise provided in Section 5.

4. Termination. Prior to the expiration of the Term resulting from a non-renewal pursuant to Section 2(b) above, the Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice, provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.

(iii) Termination with Cause. The Company may terminate the Executive’s employment with Cause.

(iv) Termjnation without Cause. The Company may terminate the Executive’s employment without Cause.

(v) Resignation with Good Reason. The Executive may resign from his employment with Good Reason.

(vi) Resignation without Good Reason. The Executive may resign from his employment without Good Reason upon not less than sixty (60) days’ advance written notice to the Board. ·

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least sixty (60) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company. If the Executive delivers a Notice of Termination under Section 4(a)(v) in accordance with the definition of Good Reason, the Date of Termination shall be determined in accordance with the provisions of such definition. If the Executive delivers a Notice of Termination under Section (a)(vi), the Date of Termination shall be at least sixty (60) days following the date of such notice; provided, however, in each case, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company’s receipt of such notice, without changing the characterization of such termination as voluntary, even if such date is prior to the date specified in such notice and without having to pay any compensation or benefits for the balance of such notice period. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(c) Termination of All Positions. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from all positions and offices that the Executive then holds with the Company and its Affiliates. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations, and in the event that the Executive is unable or unwilling to execute any such document, Executive hereby grants his proxy to any officer of the Company to so execute on his behalf.

(d) Suspension of Duties. The Company reserves the right to bar the Executive from the offices of the Company or any of its Affiliates and to require that the Executive refrain from undertaking all or any of the Executive’s duties and contacting clients, colleagues and advisors of the Company or any of its Affiliates (unless otherwise instructed) during all or part of any period of notice of Executive’s termination of employment. Should the Company exercise this right, all the Executive’s other duties and obligations hereunder, including the Executive’s duties of fidelity and confidentiality to the Company, remain in full force and effect and, during any such period, the Executive shall remain a service provider to the Company and shall not be employed or engaged in any other business. For the avoidance of doubt, the Company shall continue to pay to the Executive the Annual Base Salary and to provide health and welfare benefits during any such notice period, until the Date of Termination.

5. Company Obligations upon Termination of Employment.

(a) In General. Subject to Section IO(a), upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any Annual Bonus (and if applicable, any Long-Term Incentive) for the year prior to the year in which the Date of Termination occurred, that was earned but not yet paid, (iii) any expenses owed to the Executive under Section 3(f), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(d) (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits (the “Accrued Obligations”). Notwithstanding anything to the contrary, upon a termination by the Company with Cause or due to Executive’s resignation without Good Reason, the Accrued Obligations shall not include the amount set forth in clause (ii) of the preceding sentence.

(b) Termination without Cause, Resignation with Good Reason or Non-Renewal by the Company. Subject to Section l0(a) and subject to the Executive’s continued compliance with the covenants contained in Sections 6 and 7, if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv), the Executive resigns from his employment with Good Reason pursuant to Section 4(a)(v), or the Company elects not to renew the Term pursuant to Section 2(b), the Company shall, in addition to the Accrued Obligations, continue to pay the Annual Base Salary in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the earlier to occur of (A) the eighteen (18) month anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained in Section 6 or 7, after receipt of written notice thereof and expiration of a 10 business day cure period; provided, however, the installment payments payable pursuant to this Section 5(b) shall commence on the first payroll period following the effective date of the Release (as defined below), and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment.

(c) Release. Notwithstanding anything herein to the contrary, the amounts payable to the Executive under Sections 5(b), other than the Accrued Obligations, shall be contingent upon and subject to the Executive’s (or the Executive’s estate, if applicable) execution and non-revocation of a general waiver and release of claims agreement in the Company’s customary form (the “Release”) (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination.

(d) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

6. Non-Competition; Non-Solicitation; Non-Hire.

(a) To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s employment with the Company, and for the eighteen (18) month period following the Executive’s termination of employment for any reason, the Executive will not, directly or indirectly, engage in, have any equity or equity-based interest in, or manage or operate any Person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity that competes with any of the businesses of the Company or any entity owned by the Company (including, without limitation, any United States regional air carrier or any non-mainline carrier in Mexico, Canada or the Caribbean). Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than one percent (1%) of the outstanding interest in such business;

(b) To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s employment with the Company, and for the eighteen (18) month period following the Executive’s termination of employment for any reason, the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company to terminate their relationship with or leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company until twelve (12) months after such individual’s relationship (whether as an officer, director or employee) with the Company has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that it shall not be a violation of this

Section 6(b) for a subsequent employer of the Executive to hire a Company employee who is at the “director” level or below, so long as such Company employee responds to generic, non-targeted position advertising and the Executive does not engage in activities prohibited by clause (i) of this Section 6(b) with respect to such Company employee.

(c) In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The Executive hereby acknowledges that the terms of this Section 6 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company. The Executive hereby authorizes the Company to inform any future employer or prospective employer of the existence and terms of Sections 6 and 7 of this Agreement without liability for interference with the Executive’s employment or prospective employment.

(d) The Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. The Executive recognizes and acknowledges that he has access to confidential information and trade secrets, and has had or will have material contact with the Company’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations, and that the Executive’s services are of special, unique and extraordinary value to the Company and its Affiliates. The Executive acknowledges that the Company has a legitimate business interest and right in protecting its confidential information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of confidential information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. The Executive acknowledges (i) that the business of the Company and its Affiliates is international in scope and without geographical limitation and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its Affiliates, or the location of any of their respective executives or employees (including, without limitation, the Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the world. The Executive further acknowledges that although his compliance with the covenants contained in Sections 6 and 7 may prevent the Executive from earning a livelihood in a business similar to the business of the Company, the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and the Executive’s dependents. In addition, the Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 6 and 7 outweighs any potential harm to the Executive of their enforcement by injunction or otherwise.

(e) As used in this Section 6, the term “Company” shall include the Company, and any direct or indirect subsidiaries thereof or any successors thereto.

7. Nondisclosure of Confidential Information; Nondisparagement; Intellectual Property.

(a) Non-Disclosure of Confidential Information; Return of Property. Except as required in the faithful performance of the Executive’s duties hereunder, Executive agrees that during the Term and in perpetuity thereafter, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties. Upon the Executive’s termination of employment for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(b) Non-Disparagement. The Executive shall not, at any time during the Term and in perpetuity thereafter, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company and its officers, the members of the Board, and the respective Affiliates of any of the foregoing. The foregoing shall not be violated by the Executive’ s truthful responses to legal process or inquiry by a governmental authority.

(c) Intellectual Property Rights.

(i) The Executive agrees that the results and proceeds of the Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “ Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Affiliates), and the Company or such Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, the Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Invention. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. In accordance with applicable law, this section 7(c) does not apply to any Inventions for which no equipment, supplies, facilities, trade secrets or other Confidential Information of the Company was used and which was developed entirely on the Executive’s own time unless (a) the Invention relates to the Company’s business or the Company’s actual or demonstrably anticipated research or development; or (b) the Invention results from any work performed by the Executive for the Company.

(ii) The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(c)(ii) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Executive’s employment with, or service to, the Company. The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Executive’s employment with the Company.

(d) Prior Employment Information. The Executive further agrees that the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (ii) nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(f) As used in this Section 7, the term “Company” shall include the Company, and any direct or indirect subsidiaries thereof or any successors thereto.

8. Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 may cause irreparable damage to the Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, the Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled (without the necessity of showing economic loss or other actual damage) to specific performance and injunctive relief (without posting a bond). In the event of any breach or violation by the Executive of any of the covenants contained in Section 6 and 7, the time period of such covenant with respect to the Executive shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

9. Cooperation. The Executive agrees that during and after his employment with the Company, the Executive will assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (each, an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company and its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such cooperation following his Date of Termination.

10. Section 409A of the Code.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(l)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that is “nonqualified deferred compensation” subject to Section 409A of the Code shall be payable pursuant to Section 5 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the

Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 1l(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-l(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; (v) if the sixty day period following the Date of Termination ends in the calendar year following the year that includes the Date of Termination, then payment of any amount that is conditioned upon the execution of the Release and is subject to Section 409A shall not be paid until the first day of the calendar year following the year that includes the Date of Termination, regardless of when the Release is signed; and (vi) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. The right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.

11. Section 280G of the Code.

(a) If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and ,benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (x) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (y) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) cash payments (from latest scheduled to earliest scheduled); (2) any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value (with the highest value reduced first); and (3) any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section l.280G-1, Q&A 24); and (4) any other non-cash benefits (from latest scheduled to earliest scheduled).

(b) Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 1l(b).

(c) Notwithstanding the foregoing, in the event that no stock of the Company or its Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the change in control, the Board may elect to submit to a vote of shareholders for approval the portion of the Transaction Payments that equals and exceeds three times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §l.280G-l, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.

12. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to his estate.

13. Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, email or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a) If to the Company, to it at:

SCA Acquisition Holdings, LLC

c/o Apollo Global Management, LLC

9 West 57th Street

43rd Floor

New York, New York, United States

10019

Attention:         Antoine Munfakh

Email:               amunfakh@apolloJp.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 492-0237

Attention:        Brian Finnegan

         Andrew Gaines

Email:             bfinnegan@paulweiss.com

         againes@paulweiss.com

(b) If to the Executive, at his most recent address on the payroll records of the Company.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

17. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and its Affiliates and to supersede any and all prior employment agreements, offer letters, severance agreements and similar agreements, plans, provisions, understandings or arrangements, whether written or oral (including, without limitation, the Prior Employment

Agreement and the Original Employment Agreement), and all such prior agreements, plans, provisions, understandings or arrangements shall be null and void in their entirety and of no further force or effect as of the Closing (as defined in the MIPA); provided, that the Executive shall remain eligible to receive the CIC Payment under the Prior Employment Agreement (as defined therein) in accordance with the terms thereof. For the avoidance of doubt, Executive shall have no right or entitlement to receive an annual bonus (whether prorated or otherwise) under Section 4.3 of the Prior Employment Agreement, and no such annual bonus shall be payable to the Executive. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

18. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

19. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

20. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

21. Dispute Resolution. The parties agree that any suit, action or proceeding brought by or against such party in connection with this Agreement shall be brought solely in any state or federal court within the State of Delaware. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

22. Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

23. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

24. Employee Representations. The Executive represents, warrants and covenants that (i) that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (ii) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (iii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject, and (v) the Executive shall keep all terms of this Agreement confidential, except with respect to disclosure to the Executive’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

[signature page follows]

The parties have executed this Agreement as of the date first written above.

SCA ACQUISITION HOLDINGS, LLC

By:	/s/ David M. Davis
	Name:	David M. Davis
	Title:	Chief Financial Officer

EXECUTIVE

/s/ Jude Bricker Jude Bricker

Exhibit A

Capital Account

$ in millions		% of total
Apollo equity	255.0	97.0%
Jude Bricker equity	7.0	2.7%
Dave Siegel equity	1.0	0.4%

Total equity	263.0	100.0%